SCUNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

[X]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]	Definitive Information Statement

Nyxio Technologies Corp.
(Name of Registrant as Specified in its Charter)

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2) Aggregate number of securities to which transaction applies (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary materials.

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4) Date Filed:

NYXIO TECHNOLOGIES CORPORATION

1330 S.W. 3rd Ave.

Portland, Oregon  97201

_______________, 2014

This information statement has been mailed on or about _________, 2014 to the shareholders of record on ________, 2014 (the “Record Date”) of Nyxio Technologies Corporation, a Nevada corporation (the “Company”), in connection with certain actions to be taken by the written consent by shareholders of the Company holding a majority of the voting power of the outstanding shares of capital stock of the Company, dated as of _____________, 2014. The actions to be taken pursuant to the written consent shall be taken on or about _____________, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE NOT REQUESTED TO SEND US A PROXY

By Order of the Board of Directors,
By: /s/ Giorgio Johnson
Name: Giorgio Johnson
Its: President and Chief Executive Officer
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INFORMATION STATEMENT PURSUANT TO SECTION 14

OF THE SECURITIES EXCHANGE ACT OF 1934

AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS

To The Stockholders of Nyxio Technologies Corporation:

NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to the written consent of shareholders holding a majority of the voting power of the outstanding shares of Common Stock of the Company dated October 23, 2014, in lieu of a special meeting of the shareholders. Such action will be taken on or about _____________:

1.	To effect a reverse stock split of all of the outstanding shares of Common Stock of the Company at a ratio of 1 for 2000 (the “Reverse Split”).

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company’s authorized capitalization consisted of 8,000,000,000 shares of common stock, of which approximately 4,388,001,232 shares were issued and outstanding. Holders of common stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of common stock.

Each share of common stock entitles its holder to one vote on each matter submitted to the shareholders. However, because shareholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of October 23, 2014 have voted in favor of the foregoing proposal by written consent, and having sufficient voting power to approve such proposal through their ownership of capital stock, no other shareholder consents will be solicited in connection with this Information Statement.

The following shareholders (holding the indicated number of shares) voted in favor of the proposal outlined in this Information Statement:

Shareholder	Class of Stock	Number of Shares	Number of Voting Shares (1)	Percentage of Voting Power
Giorgio Johnson	Common Stock	10,041,527	10,010,041,427(2)	69.57%

(1)	Holders of Class B Convertible Preferred Stock are entitled to vote together with the holders of our common stock on all matters submitted to shareholders at a rate of one hundred million (100,000,000) votes for each share held. Holders of Class B Convertible Preferred Stock are also entitled, at their option, to convert their shares into shares of our common stock on a 1 for 1 basis.

(2)	Includes 10,041,427 shares of common stock and 100 shares of Class B Convertible Preferred Stock, which are convertible at the option of the holder into 100 shares of common stock.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions described herein will not be implemented until a date at least 20 days after the date on which this Information Statement has been mailed to the shareholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on _______________, 2014.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held as of the Record Date by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to stockholders of the Company pursuant to Section 78.320(2) of the Nevada Revised Statutes.

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ABOUT THE INFORMATION STATEMENT

WHAT IS THE PURPOSE OF THE INFORMATION STATEMENT?

This Information Statement is being furnished to you pursuant to Section 14 of the Securities Exchange Act of 1934 to notify the Company's shareholders as of the close of business on ___________, 2014 (the “Record Date”) of certain corporate actions expected to be taken pursuant to the consents or authorizations of shareholders representing a majority of the Company’s Common Stock.

Shareholders holding a majority of the voting power of the Company's outstanding Common Stock voted in favor of the corporate matter outlined in this Information Statement, which action is expected to take place on or around ______________, 2014, consisting of effecting a Reverse Split of all of the outstanding shares of Common Stock of the Company (the “Proposal”).

WHO IS ENTITLED TO NOTICE?

Each outstanding share of Common Stock as of record on the Record Date will be entitled to notice of each matter to be voted upon pursuant to consents or authorizations. Shareholders as of the close of business on the Record Date that held in excess of fifty percent (50%) of the voting power of the Company's outstanding shares of Common Stock voted in favor of the Proposal.

WHAT CONSTITUTES THE VOTING SHARES OF THE COMPANY?

The voting power entitled to vote on the Proposal consists of the vote of the holders of a majority of the voting power of the Common Stock, each of whom is entitled to one vote per share. As of the Record Date, _________________ shares of Common Stock were issued and outstanding.

WHAT CORPORATE MATTERS WILL THE SHAREHOLDERS VOTE FOR, AND HOW WILL THEY VOTE?

Shareholders holding a majority of the voting power of our outstanding stock have voted in favor of the following Proposal:

1.	TO AUTHORIZE THE FILING OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO AUTHORIZE A REVERSE STOCK SPLIT OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY AT A RATIO OF 1 FOR 2000.

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

The affirmative vote of a majority of the voting power of the shares of our Common Stock outstanding on the Record Date is required for approval of the Proposal. A majority of the voting power of the outstanding shares of Common Stock voted in favor of the Proposal.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date, certain information known to us with respect to the beneficial ownership of the Company's voting securities by (i) each person who is known by us to own of record or beneficially more than 5% of the outstanding common stock, (ii) each of the Company's directors and executive officers, and (iii) all of the Company's directors and its executive officers as a group.

Title of class	Name and address of beneficial owner(1)	Amount of beneficial ownership	Percent of class(2)	Percent of Voting Power
Current Executive Officers & Directors:
Common Stock	Giorgio Johnson c/o Nyxio Technologies Corporation 1330 S.W. 3rd Ave. Portland, Oregon 97201	10,041,527 shares(3)	0.23%	69.57%
Common Stock	David Dabau c/o Nyxio Technologies Corporation 1330 S.W. 3rd Ave. Portland, Oregon 97201	0 shares	0%	0%
Common Stock Total of All Current Directors and Officers:		10,041,527	0.23%	69.57%

Class B Convertible Preferred Stock	Giorgio Johnson c/o Nyxio Technologies Corporation 1330 S.W. 3rd Ave. Portland, Oregon 97201	100 shares	100%	100%

Class B Convertible Preferred Stock	David Dabau c/o Nyxio Technologies Corporation 1330 S.W. 3rd Ave. Portland, Oregon 97201	0 shares	0%	0%
Class B Convertible Preferred Stock Total of All Current Directors and Officers:		100 shares	100%	100%

More than 5% Beneficial Owners
Common Stock	None

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

(2) Based on approximately 4,388,001,232 shares of common stock issued and outstanding as of October 23, 2014.

(3) Includes 10,041,427 shares of common stock and 100 shares of Class B Convertible Preferred Stock, which are convertible at the option of the holder into 100 shares of common stock and which are entitled to vote together with the holders of our common stock on all matters submitted to shareholders at a rate of one hundred million (100,000,000) votes for each share held.

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THE PROPOSAL

TO AUTHORIZE THE FILING OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO AUTHORIZE A REVERSE STOCK SPLIT OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY AT A RATIO OF 1 FOR 2,000.

The proposal is to effect a reverse split of all outstanding shares of the Company's Common Stock by an amendment to the Company's Articles of Incorporation. The amendment would effect a reverse stock split in a ratio of 1 for 2000.

Each issued and outstanding share of Common Stock would automatically be changed into a fraction of a share of Common Stock in accordance with the ratio of 1 for 2000. The par value of the Common Stock would remain unchanged at $0.001 per share, and the number of authorized shares of Common Stock would remain unchanged. Any fractional shares resulting from the Reverse Split will be rounded up to the nearest whole number. The Reverse Split would become effective after the filing the amendment to the Company's Articles of Incorporation with the Secretary of State of the State of Nevada and upon the completion of the review and comment process with FINRA.

Reasons for the Reverse Split

The Board of Directors believes that the Reverse Split will provide the Company with greater flexibility with respect to the Company’s capital structure for such purposes as additional equity financing and stock based acquisitions and provide a more manageable amount of common shares issued and outstanding allowing the Company’s management to more efficiently manage shareholders’ interests.

The Board believes that the per-share price of the Common Stock may limit the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Further, analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced or penny stocks. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. As a result, the Board of Directors believes that the Reverse Split could positively affect the market price of the Company’s stock and help alleviate these concerns. Should the trading activity of the Company’s Common Stock increase, no assurance can be given, however, that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Split.

The Common Stock issued pursuant to the Reverse Split will be fully paid and non-assessable. All Common Stock issued pursuant to the Reverse Split will have the same par value, voting rights and other rights as existing holders of Common Stock. Stockholders of the Company do not have preemptive rights to acquire additional shares of Common Stock, which may be issued.

In evaluating the Reverse Split, the Company's Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Potential Effects of the Reverse Split

The immediate effect of a Reverse Split would be to reduce the number of shares of Common Stock outstanding, and to increase the trading price of the Company's Common Stock. However, the effect of any Reverse Split upon the market price of the Company's Common Stock cannot be predicted, and the history of Reverse Splits for companies in similar circumstances is varied. The Company cannot assure you that the trading price of the Company's Common Stock after the Reverse Split will rise at all, or in exact proportion to the reduction in the number of shares of the Company's Common Stock outstanding as a result of the Reverse Split. Also, as stated above, the Company cannot assure you that a Reverse Split would lead to a sustained increase in the trading price of the Company's Common Stock. The trading price of the Company's Common Stock may change due to a variety of other factors, including the Company’s operating results, other factors related to the Company's business, and general market conditions.

Effects on Ownership by Individual Shareholders

If the Company implements the Reverse Split, the number of shares of Common Stock held by each shareholder would be reduced by dividing the number of shares held immediately before the Reverse Split by two thousand (2000) and then rounding up to the nearest whole share. The Reverse Split would affect the Company's Common Stock uniformly and would not affect any shareholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that whole shares will be exchanged in lieu of fractional shares.

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Dilutive Effect on Voting Rights of Common Stockholders

Currently, all 100 shares of our issued and outstanding shares of Class B Preferred Stock are held by our President and CEO, Giorgio Johnson. The holders of Class B Preferred Stock are entitled to vote together with the holders of common stock on all matters submitted to a vote of the Company’s shareholders. Holders of Class B Preferred Stock are entitled to one hundred million (100,000,000) votes for each share held. Prior to the Reverse Split, Mr. Johnson is entitled to ten billion (10,000,000,000) shareholder votes in his capacity as a holder of Class B Preferred Stock. As of October 23, 2014, there were approximately 4,388,001,232 shares of common stock issued and outstanding. Thus, Mr. Johnson, in his capacity as a holder of all Class B Preferred shares, holds approximately 69.50% of the shareholder voting power. Mr. Johnson’s total voting power, including both his Class B Preferred shares and his 10,041,427 common shares, is 10,010,041,425 votes, or approximately 69.57%, prior to the Reverse Split.

The Reverse Split will be conducted only with respect to our common stock, and will not apply to our Class B Preferred Stock. There is no provision for proportional voting power as between holders of our common stock and holders of our Class B Preferred Stock on a post-split basis. Therefore, as a result of the Reverse Split, the proportional shareholder voting power of holders of our common stock will be severely diluted in comparison to the voting power of the holders of our Class B Preferred Stock. One effect of the Reverse Split will be to further concentrate voting control of the Company in the hands of President, CEO, and principal stockholder, Giorgio Johnson. Following the Reverse Split, there will be approximately 2,194,001 shares of common stock issued and outstanding. Class B Preferred shares will not be affected by the Reverse Split, however, and Mr. Johnson will continue to hold ten billion (10,000,000,000) shareholder votes in his capacity as a holder of Class B Preferred Shares following the reverse split. As shown in the table below, this will constitute approximately 99.98% of the post-split shareholder voting power.

Class	Number of Shares Pre-Split	% Voting Power Pre-Split	Number of Shares Post-Split	% Voting Power Post-Split
Common	10,041,427	0.23%	5,021	0%
Class B Preferred(1)	100	69.50%	100	99.98%

(1) Class B Preferred shares are convertible to shares of common stock on a one-for-one basis. Thus, should Mr. Johnson convert his 100 shares of Class B Preferred Stock to common stock, the common shares issued upon conversion would be entitled to 100 votes.

Interest of Certain Persons in Matters to be Acted Upon

In his capacity as the holder of all 100 issued and outstanding shares of Class B Preferred Stock, our President, CEO, and director, Giorgio Johnson, may be deemed to have a substantial interest in the Reverse Split. As disclosed above, Mr. Johnson’s proportional shareholder voting power will, as a result of the Reverse Split, be increased from approximately 69.57% prior to the Reverse Split to over 99% of the shareholder voting power following the Reverse Split. The Reverse Split will therefore further concentrate shareholder voting control of the Company in the hands of Mr. Johnson. Our director David Dabau does not have a substantial interest in the Reverse Split.

Because We Are Not Allowing Separate Class Voting Rights in Connection With the Reverse Split, The Ability of Common Stock Holders To Influence Corporate Decisions, Including the Enactment of the Reverse Split, Will Be Severely Limited.

Pursuant to NRS 78.195 and 78.1955, the voting powers, rights, and preferences of each class or designated series of corporate stock shall be as defined in the Articles of Incorporation and/or in a Certificate of Designation approved by the Board of Directors. The Certificate of Designation for our Class B Preferred Stock provides that the holders of Class B Preferred shares shall vote together with the holders of common stock and shall have one hundred million (100,000,000) votes per share. Under NRS 78.2055(3), separate class voting rights may be required for a reverse split of our common stock if the decrease in the total number of issued and outstanding common shares is deemed to adversely alter or change any preference or relative or other right of the holders of common stock. Because the rights of the holders of our common stock as described in our Articles of Incorporation will not be changed, we do not believe that separate class voting rights are required. Because the total voting power of the class of common stock as a whole will be dramatically reduced as a result of the reverse split, however, holders of our common stock may take the position that separate class voting rights are required under the statute. Because we are not allowing separate class voting rights with regard the Reverse Split, the ability of common stockholders to have significant influence over the enactment of the Reverse Split and other corporate decisions is severely limited. Our President and CEO, Giorgio Johnson, holds all 100 of our issued and outstanding Class B Preferred shares. Accordingly, he will have control over the outcome of all corporate transactions or other matters, including the Reverse Split. With regard to the Reverse Split and other corporate matters, the views and interests of Mr. Johnson, as controlling shareholder, may differ from the views and interests of the other stockholders.

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Other Effects on Outstanding Shares

If the Reverse Split were implemented, the rights of the outstanding shares of Common Stock would remain the same after the Reverse Split.

The Reverse Split may result in some shareholders owning "odd-lots" of less than 1,000 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 1,000 shares.

The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed Reverse Split would not affect the registration of the Common Stock under the Securities Exchange Act.

Authorized Shares of Common Stock

The Reverse Split, if implemented, would not change the number of authorized shares of the Company's Common Stock as designated by the Company's Articles of Incorporation, as amended. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance of the Company's Common Stock would increase.

Fractional Shares

The Company will not issue fractional shares in connection with any Reverse Split. Instead, any fractional share resulting from the Reverse Split would be rounded up to the nearest whole share.

Accounting Consequences

The par value of the Company's Common Stock would remain unchanged at $0.001 per share after the Reverse Split. Also, the capital account of the Company would remain unchanged, and the Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the Reverse Split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well prospectively. This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of the shareholder. Each shareholder is urged to consult with the shareholder's own tax advisor with respect to the consequences of the Reverse Split.

No gain or loss should be recognized by a shareholder upon the shareholder's exchange of shares pursuant to the Reverse Split. The aggregate tax basis of the shares received in the Reverse Split would be the same as the shareholder's aggregate tax basis in the shares exchanged. The shareholder's holding period for the shares would include the period during which the shareholder held the pre-split shares surrendered in the Reverse Split.

The Company's beliefs regarding the tax consequence of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each shareholder, depending upon the state in which he or she resides.

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Vote Required; Manner of Approval

Approval to amend the Articles of Incorporation to effect a Reverse Split requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company.

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO AMEND THE ARTICLES OF INCORPORATION TO EFFECT A 1 FOR 2,000 REVERSE SPLIT.

On October 23, 2014, a shareholder holding a majority of the voting power of the outstanding Common Stock of the Company approved an amendment to the Company’s Articles of Incorporation, as amended, which will result in a reverse split of the Company’s issued and outstanding Common Stock on a one for two thousand (1 for 2,000) basis. The Company currently has authorized (i) Common Stock of 8,000,000,000 shares and approximately 4,388,001,232 shares of Common Stock are issued and outstanding as of the Record Date and (ii) Class B Convertible Preferred Stock of 100 shares, of which 100 shares have been issued. Upon the effectiveness of the reverse split, the Company’s issued and outstanding Common Stock will decrease to approximately 2,194,001.

Reverse Split. Upon the filing and effectiveness of the Certificate of Change to the Articles of Incorporation with the Nevada Secretary of State, every two thousand (2,000) outstanding shares of Common Stock shall be combined into and be eligible for exchange into one (1) share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in the Certificate of Change to the Articles of Incorporation. Except as set forth in the Certificate of Change to the Articles of Incorporation, the capital of the Corporation will not be changed by reason of any amendment herein certified.

Forward-Looking Statements and Information

This Information Statement includes forward-looking statements. You can identify our forward-looking statements by the words "expects," "projects," "believes," "anticipates," "intends," "plans," "predicts," "estimates" and similar expressions.

The forward-looking statements are based on management’s current expectations, estimates and projections about us. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements.

You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

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ADDITIONAL INFORMATION

The Company will provide upon request and without charge to each shareholder receiving this Information Statement a copy of the Company's annual report on Form 10-K for the fiscal year ended February 28, 2014, including the financial statements and financial statement schedule information included therein, as filed with the SEC. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

EXHIBIT INDEX

Exhibit A Form of Certificate of Change.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommended approval of the Amendment to the Articles of Incorporation to the shareholders holding majority of the voting power.

By Order of the Board of Directors,
By: /s/ Giorgio Johnson
Name: Giorgio Johnson
Its: President and Chief Executive Officer

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EXHIBIT A

ROSS MILLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:
Nyxio Technologies Corporation

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:
8,000,000,000 common shares, par value $0.001 1,500 preferred shares, par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
8,000,000,000 common shares, par value $0.001 1,500 preferred shares, par value $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issue share of the same class or series:
1 shares to be issued in exchange for every 2000 shares currently issued and outstanding.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
rounded to nearest whole share

7. Effective date of filing (optional):

8. Officer Signature: X

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